Pursuant to Rule 424(b)(3)
                                                             File No. 333-142400

                         SECOND SUPPLEMENT TO PROSPECTUS
                               DATED JUNE 7, 2007

                                GREATBATCH, INC.

             $197,782,000 2 1/4% CONVERTIBLE SUBORDINATED DEBENTURES
                  DUE 2013 AND SHARES OF COMMON STOCK ISSUABLE
                             UPON CONVERSION THEREOF

                         -------------------------------

     The Prospectus, dated June 7, 2007, as amended by the Supplement to the Prospectus dated July 12, 2007 is hereby further supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on pages 45-48 of the Prospectus.

         The date of this Second Prospectus Supplement is July 20, 2007.


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


                             SELLING SECURITYHOLDERS

     We issued the debentures to certain holders of the 2003 debentures, and additional purchasers in a private placement. Holders of the 2003 debentures exchanged $117,782,000 of the 2003 debentures for an equivalent principal amount of the debentures, and holders of the 2003 debentures and additional purchasers purchased $80,000,000 aggregate principal amount of debentures. We issued the debentures on March 28, 2007 and April 2, 2007, to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act, or "accredited investors" under Regulation D promulgated pursuant to the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

     The table below sets forth the name of each selling securityholder, the principal amount of debentures and shares of common stock beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table.

     We have prepared the table below based on information given to us by those selling securityholders who have supplied us with this information and we have not sought to verify such information. We expect that we will update this table as we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

     Because the selling securityholders may offer all or some portion of the debentures and shares of common stock into which the debentures are convertible listed below, we have assumed for purposes of this table that the selling securityholders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of debentures or shares of common stock that will be held by the selling securityholders following the consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which they provided to us the information presented in the table.

     The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $197,782,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of
28.8219 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 22,414,920 shares of common stock outstanding on June 4, 2007. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                                                                                                         Common    Stock Owned
                                                                                                          Upon     Completion
                                                                                                         of the    Offering
              Name of Beneficial Owner                  Principal    Percentage   Shares of  Conversion   Number   Percentage
                                                        Amount of        of        Common     Shares of   of
                                                       Debentures    Debentures     Stock      Common    Shares
                                                       Beneficially  Outstanding    Owned      Stock
                                                        Owned and                  Prior to    Offered
                                                       Offered (1)                   the
                                                                                   Offering
                                                                                     (2)
CNH CA Master Account, L.P.                             $32,800,000        16.6%   104,883     945,358   104,883      *
Oz Special Funding (OZMD), L.P.                         $14,823,000         7.5%         -     427,227         -      *
Highbridge International LLC                            $14,500,000         7.3%         -     417,917         -      *
Tenor Opportunity Master Fund, Ltd.                     $14,100,000         7.1%         -     406,388         -      *
Peoples Benefit Life Insurance
Company Teamsters                                        $9,000,000         4.6%         -     259,397         -      *
Vanguard Convertible Securities Fund, Inc.               $8,285,000         4.2%         -     238,789         -      *
Argentum Multi-Strategy Fund Ltd. - Classic              $7,210,000         3.6%         -     207,805         -      *
Argent Classic Convertible Arbitrage Fund Ltd.           $7,210,000         3.6%         -     207,805         -      *
Argent LowLev Convertible Arbitrage Fund Ltd.            $7,210,000         3.6%         -     207,805         -      *
Redbourn Partners Ltd.                                   $7,000,000         3.5%         -     201,753         -      *
RCG Latitude Master Fund, Ltd.                           $6,120,000         3.1%         -     176,390         -      *
TQA Master Fund Ltd.                                     $5,988,000         3.0%         -     172,585         -      *
CSS, LLC                                                 $5,500,000         2.8%         -     158,520         -      *
Piper Jaffray & Co.                                      $5,000,000         2.5%         -     144,109         -      *
Fore Convertible Master Fund, Ltd.                       $4,621,000         2.3%         -     133,185         -      *
Virginia Retirement System                               $4,560,000         2.3%         -     131,427         -      *
Chrysler Corporation Master Retirement Trust             $4,540,000         2.3%         -     130,851         -      *
Highbridge Convertible
Arbitrage Master Fund Ltd.                               $3,500,000         1.8%         -     100,876         -      *
RCG PB, Ltd.                                             $3,450,000         1.7%         -      99,435         -      *
Jefferies and Company, Inc.                              $3,222,000         1.6%         -      92,864         -      *
Bank of America Pension Plan                             $3,000,000         1.5%         -      86,465         -      *
Yield Strategies Fund I, L.P.                            $3,000,000         1.5%         -      86,465         -      *
National Bank of Canada - Tenor                          $2,900,000         1.5%         -      83,583         -      *
TQA Master Plus Fund Ltd.                                $2,689,000         1.4%         -      77,502         -      *
Delaware Public Employees Retirement System              $2,555,000         1.3%         -      73,639         -      *
National Railroad Retirement Investment Trust            $2,455,000         1.2%         -      70,757         -      *
Qwest Pension Trust                                      $1,910,000         1.0%         -      55,049         -      *
Daimler Chrysler Corp. Emp #1
Pension Plan, dtd 4/1/89                                 $1,923,000         1.0%         -      55,424         -      *

Zurich Institutional Benchmarks
Master Fund                                              $1,545,000            *         -      44,529         -      *
OCM Convertible Trust                                    $1,445,000            *         -      41,647         -      *
Argent Classic Convertible Arbitrage Fund L.P.           $1,330,000            *         -      38,333         -      *
BP Amoco PLC Master Trust                                $1,284,000            *         -      37,007         -      *
Rampart Convertible Arbitrage Investors, LLC (I)         $1,200,000            *         -      34,586         -      *
Harvest Master Enhanced Ltd.                             $1,172,000            *         -      33,779         -      *
ACE Tempest Reinsurance Ltd.                             $1,015,000                      -      29,254         -      *
McMahan Securities Co. L.P.                                $964,000            *         -      27,784         -      *
Argent Classic Convertible Arbitrage Fund II, L.P.         $910,000            *         -      26,227         -      *
F.M. Kirby Foundation, Inc.                                $790,000            *         -      22,769         -      *
Delta Airlines Master Trust - CV                           $780,000            *         -      22,481         -      *
Partner Reinsurance Company Ltd.                           $780,000            *         -      22,481                *
LDG Limited                                                $733,000            *         -      21,126         -      *
Florida Power and Light Group
Inc. Employee Pension Plan                                 $743,000            *         -      21,414         -      *
Harvest Offshore Investors Ltd.                            $703,000            *         -      20,261         -      *
UnumProvident Corporation                                  $655,000            *         -      18,878         -      *
OCM Global Convertible Securities Fund                     $575,000            *         -      16,572         -      *
Delta Pilots Disability & Survivorship Trust - CV          $550,000            *         -      15,852         -      *
Xavex Convertible Arbitrage 10 Fund                        $480,000            *         -      13,834         -      *
Microsoft Capital Group, L.P.                              $455,000            *         -      13,113         -      *
Class C Trading Company, Ltd.                              $440,000            *         -      12,681         -      *
International Truck & Engine Corporation Non-
 Contributory Retirement Plan Trust                        $440,000            *         -      12,681         -      *
United Technologies Corporation Master Retirement
 Trust                                                     $437,000            *         -      12,595         -      *
Xavex Convertible Arbitrage 5                              $430,000            *         -      12,393         -      *
Constans Healthcare Convertible Arbitrage Fund             $400,000            *         -      11,528         -      *
Trust for the Defined Benefit Plans of ICI American
 Holdings, Inc.                                            $395,000            *         -      11,384         -      *
Fore ERISA Fund, Ltd.                                      $379,000            *         -      10,923         -      *
CASAM Argent Classic Convertible Arbitrage Fund
 Limited                                                   $355,000            *         -      10,231         -      *
Harvest Capital L.P.                                       $347,000            *         -      10,001         -      *
Rampart Enhanced Convertible
Investors, LLC                                             $334,000            *         -       9,626         -      *

                                      S-4

Qwest Occupational Health Trust                            $310,000            *         -       8,934         -      *
Rampart Convertible Arbitrage Investors, LLC (II)          $300,000            *         -       8,646         -      *
International Truck & Engine Corporation Retiree
 Health Benefit Trust                                      $265,000            *         -       7,637         -      *
International Truck & Engine Corporation Retirement
 Plan for Salaried Employees Trust                         $240,000            *         -       6,917         -      *
PBGC Maintenance                                           $215,000            *         -       6,196         -      *
Partners Group Alternative Strategies PCC LTD              $210,000            *         -       6,052         -      *
Xavex Convertible Arbitrage 2 Fund                         $200,000            *         -       5,764         -      *
Goldman Sachs & Co. Profit Sharing Master Trust            $177,000            *         -       5,101         -      *
Hotel Union & Hotel Industry of Hawaii Pension Plan
 Master Trust                                              $176,000            *         -       5,072         -      *
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent         $170,000            *         -       4,899         -      *
Veritas Credit Opportunities Fund LLC                      $130,000            *         -       3,746         -      *
HFR CA Global Select Master Trust Account                  $120,000            *         -       3,458         -      *
Absolute Strategies Fund                                   $105,000            *         -       3,026         -      *
Veritas Credit Opportunities Fund Ltd.                      $75,000            *         -       2,161         -      *

Viacom Inc Pension Plan Master Trust                        $64,000            *         -       1,844         -      *
Franklin and Marshall College                               $45,000            *         -       1,296         -      *
Argent LowLev Convertible Arbitrage Fund II, LLC            $30,000            *         -         864         -      *

-------------------------------------------------
*Less than 1%

(1) The aggregate principal amount held by selling securityholders in this prospectus is more than $197,782,000 because some of the selling securityholders may have transferred debentures pursuant to Rule 144A or otherwise reduced their positions prior to selling pursuant to the registration statement of which this prospectus is a part. The maximum aggregate principal amount of debentures that may be sold under this prospectus will not exceed $197,782,000.

(2) Shares in this column do not include the shares of common stock issuable upon conversion of the debentures listed in the column to the right.

                                      S-5